Exhibit 99.1

Contacts:
For 1-800 CONTACTS, INC.	For Fenway Partners:
Brian W. Bethers, President	Anna Cordasco/Brooke Morganstein
Robert G. Hunter, CFO	Sard Verbinnen & Co.
801-316-5000	212-687-8080
investors@contacts.com

For Immediate Release

1-800 CONTACTS to be Acquired by Fenway Partners

DRAPER, Utah, June 4, 2007 /PRNewswire-FirstCall/ — 1-800 CONTACTS, INC. (Nasdaq: CTAC) (the “Company”) today announced that it has entered into a definitive merger agreement with affiliates of Fenway Partners, LLC pursuant to which Fenway Partners will acquire 1-800 CONTACTS for $24.25 per share, representing a premium of approximately 21 percent over the June 1, 2007 closing share price of $20.08 and a premium of approximately 34 percent over the average closing share price during the 30 trading days ending June 1, 2007.  The total value of the transaction is approximately $340 million.

Jonathan Coon, Chief Executive Officer of the Company, remarked, “We believe this transaction with Fenway Partners is the right decision for our stockholders, our Company, our employees, and our customers. This transaction will not only provide significant premium value for our stockholders, but will allow the Company to pursue its long-term goals with the flexibility and long-term focus of a private company.”

Tim Mayhew, Managing Director of Fenway Partners, said, “1-800 CONTACTS is a terrific business that fits well with our investment strategy. We look forward to working with Jonathan Coon, Brian Bethers and the entire management team to support the Company’s growth.”

Brian Bethers, President of the Company, added, “We also look forward to working with Fenway Partners.  They understand our business, share our commitment to customer service, and support our investment in advertising for growth.”

The Board of Directors of 1-800 CONTACTS, following the recommendation of a Transactions Committee of independent directors, has approved the merger agreement and recommends that 1-800 CONTACTS’ stockholders approve the merger.  The transaction is subject to approval by 1-800 CONTACTS’ stockholders, as well as other customary closing conditions, including regulatory approvals.  The transaction is expected to close during the second half of fiscal 2007.  The transaction is not subject to a financing condition nor is it subject to closing the Menicon or Mi Gwang transactions (referenced in the Company’s Current Report on Form 8-K filed June 1, 2007), although those transactions are expected to close in June.

Sonenshine Partners LLC and Goldman, Sachs & Co. served as financial advisors to 1-800 CONTACTS’ Board of Directors in connection with this transaction, and Kirkland & Ellis LLP acted as legal advisor to the Board of Directors.  Ropes & Gray LLP acted as legal advisor to Fenway Partners.  J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. have provided commitments, subject to customary conditions, for the debt financing for the transaction.

1-800 CONTACTS will file a Current Report on Form 8-K, including a copy of the merger agreement, with the U.S. Securities and Exchange Commission regarding this proposed transaction.

About 1-800 CONTACTS, INC.

1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price, and speed of delivery. Through its easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and its Internet web site, www.1800contacts.com, the Company sells all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

About Fenway Partners, LLC

Fenway Partners, LLC is a middle market private equity firm with offices in New York and Los Angeles and $1.7 billion under management. Fenway companies typically have leading franchises and operate in two core industry segments, branded consumer products and transportation/logistics. With significant knowledge and success investing in these industries, Fenway has built a strong reputation for its hands-on approach to supporting its portfolio companies which include sporting goods manufacturer Easton Bell Sports, school yearbook and class ring manufacturer American Achievement, leading global supplier of mobile computing cases and accessories Targus International, expedited ground transportation provider Panther Expedited Services and intermodal logistics service provider RoadLink USA.

For further information about Fenway Partners, please visit www.fenwaypartners.com.

Forward-looking Statements

This press release contains a number of statements about the Company’s future business prospects which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include all statements which are not purely historical and include, but are not necessarily limited to, all statements relating in any way to the proposed transaction with Fenway Partners; the anticipated closing date of the transaction; the consideration to be paid by Fenway Partners; and any anticipated benefits or consequences resulting from the transaction.  All such forward-looking statements are based upon information available to the Company as of the date hereof, and the Company disclaims any intention or obligation to update any such forward-looking statements.  Actual results could differ materially from current expectations.  Factors that could cause or contribute to such differences include, among others, the risks and uncertainties identified in the reports filed from time to time by the Company with the U.S. Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Information on the Company’s websites, other than the information specifically referenced in this press release, shall not be deemed to be part of this press release.

Additional Information About the Merger

1-800 CONTACTS, INC. will file with the Securities and Exchange Commission (the “SEC”), and furnish to its stockholders, a proxy statement soliciting proxies for the meeting of its stockholders to be called with respect to the proposed merger between the Company and the affiliates of Fenway Partners.  1-800 CONTACTS STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THEM BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  1-800 CONTACTS stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov.   1-800 CONTACTS stockholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents by directing a request by mail or telephone to 1-800 CONTACTS, INC., 66 E. Wadsworth Park Drive, Draper, Utah  84020, Attention: Corporate Secretary, telephone: (801) 316-5000, or from the Company’s website, http://www.1800contacts.com.

1-800 CONTACTS and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from stockholders of 1-800 CONTACTS with respect to the proposed merger.  Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Company’s proxy statement relating to the proposed merger when it is filed with the SEC.  Information regarding certain of these persons and their beneficial ownership of 1-800 CONTACTS common stock as of April 3, 2007 is also set forth in the Company’s proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2007.